At Autobytel Inc.:
Geri Weinfeld, Director, Investor Relations
Geriw@autobytel.com
949/225-4553

Melanie Webber, Vice President, Corporate Communications
Melaniew@autobytel.com
949/862-3023

Autobytel Appoints PricewaterhouseCoopers LLP as Independent Accountants

IRVINE, May 22, 2002 — Autobytel Inc. (Nasdaq: ABTL) today announced that it has appointed PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ended December 31, 2002. PricewaterhouseCoopers LLP replaces Arthur Andersen LLP. The decision to replace Andersen comes after a thorough selection process conducted by the Company’s Audit Committee and management.

“Our decision to select PricewaterhouseCoopers to perform auditing and tax services for our Company was influenced by the depth of their experience and the quality of their professionals,” said Jeffrey Schwartz, Autobytel’s president and chief executive officer. “We would like to thank Andersen for its years of service on behalf of Autobytel. We have the utmost respect for those individuals we have worked with at Andersen.”

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing and CRM (customer relationship management) programs. Autobytel Inc. owns and operates the popular websites Autobytel.com, Autoweb.com, Carsmart.com and Autosite.com, as well as AIC (Automotive Information Center), a leading provider of automotive marketing data and technology. Autobytel Inc. generated an estimated four percent of all domestic new vehicle sales — $17 billion in car sales in 2001 — for dealers through its websites. With approximately 8,900 dealer relationships and 30 international automotive manufacturer customers, Autobytel Inc. is the largest syndicated car-buying content network, reaching millions of unique visitors as they are making their vehicle buying decisions. Autobytel Inc. content and technology has potential exposure to over 90 percent of total web traffic.1

1 Jupiter Media Metrix October 2001 Digital Media Audience Report (Autobytel Inc. sites is the unduplicated audience of the Autobytel and Autoweb properties and Carsmart.com. The car-buying and ownership category as defined by Autobytel. Autobytel Inc. provides content to Yahoo! Inc., AOL websites, MSN.com and Lycos.com. The unduplicated audience of these four sites accounts for over 90 percent of total traffic.)